Exhibit 99.1

ARES CAPITAL CORPORATION ANNOUNCES RESULTS OF ANNUAL MEETING

New York, NY – June 11, 2007 – Ares Capital Corporation (NASDAQ:  ARCC) today announced that during its annual meeting of stockholders held on May 30, 2007 in Los Angeles, Frank E. O’Bryan and Eric B. Siegel were re-elected as Class III directors for a three year term expiring in 2010 and the selection of KPMG LLP as its independent registered public accounting firm for the year ending December 31, 2007 was ratified.  In addition, Ares Capital Corporation’s board of directors approved the extension of the advisory agreement with its investment adviser, Ares Capital Management LLC, until June 1, 2008.  The Board also approved an amended and restated administration agreement with its administrator, Ares Operations LLC, which extends the term of that agreement until June 1, 2008.

Ares Capital Corporation today also announced the appointment of Alison Sternberg as Vice President of Investor Relations, replacing Merritt S. Hooper.  Ms. Sternberg joined Ares Management LLC, an affiliate of the investment adviser, in April 2005 as Director of Human Resources and Special Projects.

Ms. Hooper has been the Vice President of Investor Relations of Ares Capital Corporation since its formation in 2004 and will continue with Ares Capital Corporation as its Secretary and Assistant Treasurer.

“The entire management team and I would like to thank Merritt for her significant contributions to the success of Ares Capital Corporation since our IPO.  This change will allow Merritt to continue to be involved as part of our management team while freeing her to devote more time to the growing Ares Management LLC platform,” said President Michael Arougheti.

Finally, Ares Capital Corporation today announced that it has been informed by Ares Capital Management LLC that an affiliate of the investment adviser, Ares Investments LLC, recently purchased 550,000 shares of Ares Capital Corporation’s common stock on the open market, at varying prices, bringing the total number of shares owned by Ares Investments LLC to 1,216,667, or approximately 1.8% of the issued and outstanding shares of Ares Capital Corporation’s common stock as of June 8, 2007.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company regulated as a business development company under the Investment Company Act of 1940. Its investment objective is to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private U.S. middle market companies.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are not guarantees of future performance or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Alison Sternberg, Vice President of Investor Relations
Ares Capital Corporation
310-201-4200